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                                                                    Exhibit 2.2



                       Termination Agreement and Release

                                 by and between

                       Shared Technologies Cellular, Inc.

                                      and

                                   SATX, Inc.

                             dated February 2, 2000






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                       TERMINATION AGREEMENT AND RELEASE



         TERMINATION AGREEMENT AND RELEASE, dated as of February 2, 2001 (this "Agreement"), by and between SATX, Inc., a Nevada corporation, and Shared Technologies Cellular, Inc., a Delaware corporation ("STCL").

         WHEREAS, SATX and STCL have entered into an Agreement and Plan of Merger dated as of November 14, 2000 (the "Merger Agreement"), pursuant to which SATX would be merged with and into STCL and STCL would be the surviving Corporation (the "Merger");

         WHEREAS, the Boards of Directors of SATX and STCL resolved to recommend approval and adoption by their respective stockholders of the Merger Agreement and the Merger;

         WHEREAS, SATX has entered into discussion with Lily Beter Capital Group, Ltd., whereby Lily Beter Capital Group will act as a placement agent for the purpose of raising capital for SATX;

         WHEREAS, STCL has entered into discussion with Limage Holding USA, Inc., whereby Limage Holding USA, Inc. will act as a placement agent for the purpose of raising capital for STCL;

         WHEREAS, neither SATX nor STCL is in breach of any representation, warranty, obligation, condition, covenant or other agreement contained in the Merger agreement;

         WHEREAS, the Boards of Directors of SATX and STCL have now determined, in light of recent developments, that it is in the best interests of their respective stockholders to terminate the Merger Agreement and the Merger transaction,

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. Termination. Pursuant to and in accordance with the provisions of Section 5.1 (a) of the Merger Agreement, the Merger Agreement is hereby terminated and the transactions contemplated thereby are hereby abandoned by the mutual consent of the Boards of Directors of SATX and STCL;

         2. Effect of Termination. Pursuant to Section 5.2 of the Merger Agreement, the Merger Agreement shall hereby become void and have no effect, and there shall be no liability hereunder on the part of SATX or STCL, except that the provisions relating to confidentiality and fees and expenses shall survive.

         3.       Release.

                  (a) Each party hereto, on behalf of itself and its related Persons (defined below), hereby


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releases and forever discharges the other party hereto, and each of their respective individual, joint or mutual, past, present, and future representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assignees (collectively, the "Releases"), from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, whether known or unknown, suspected or unsuspected, both at law and in equity, which each or any of their Related Persons now has, has ever had, or may hereafter have against the respective Releases, on account of or arising out of the Merger Agreement and the Merger transaction, including but not limited to any right to indemnification or reimbursement from the other party. For the purposes of this Agreement, Related Persons means any person that, directly or indirectly, controls is controlled by, or is under common control with, holds a material interest in, or serves as a director or officer of SATX or STCL, as the case may be, and any person in which SATX or STCL holds a material interests or serves as a general partner or a trustee (or in a similar capacity).

                  (b) Each party hereto irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commented, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

         IN WITNESS WHEREOF, each of SATX and STCL has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written, above.

                                       SATX, INC.



                                       By: /s/ Kosti Shirvanian
                                           ------------------------------------
                                               Kosti Shirvanian
                                               Chairman and Chief Executive
                                               Officer


                                       SHARED CELLULAR TECHNOLOGIES, INC.



                                       By: /s/ Anthony D. Autorino
                                           ------------------------------------
                                               Anthony D. Autorino
                                               Chairman and Chief Executive
                                               Officer



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